EXHIBIT 10.58

February 18, 2010

Grantee Name

Grantee Address

City, State  Zip

Re:                               Grant of Phantom Units

Dear Grantee:

I am pleased to inform you that you have been granted            Phantom Units as of the above date pursuant to the Company’s 2005 Long-Term Incentive Plan (the “Plan”).  In addition, in tandem with each Phantom Unit you have been granted a distribution equivalent right (a “DER”). The terms and conditions of this grant are as set forth below.

1.               Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of Plains All American Pipeline, L.P. for each Phantom Unit) as follows: (i) one-third shall vest upon the later to occur of the May 2013 Distribution Date and the date on which the Partnership pays a quarterly distribution of at least $0.975, (ii) one-third shall vest upon the later to occur of the May 2014 distribution date and the date the Partnership pays a quarterly distribution of at least $1.0125, and (iii) one-third shall vest upon the later to occur of the May 2015 distribution date and the date the Partnership pays a quarterly distribution of at least $1.05.  Any remaining Phantom Units that are not vested by the May 2016 Distribution Date, and any tandem DERs (regardless of vesting) associated with such Phantom Units, shall expire on such date.

2.               Subject to the further provisions of this Agreement, your DERs shall vest (become payable in cash) as follows: (i) one-third shall vest upon and effective with the date on which the Partnership pays a quarterly distribution of at least $0.975 per unit, (ii) one-third shall vest upon and effective with the date on which the Partnership pays a quarterly distribution of at least $1.0125 per unit, and (iii) one-third shall vest upon and effective with the date on which the Partnership pays a quarterly distribution of at least $1.05 per unit.

3.               Your DERs shall not accrue payments prior to vesting.

4.               Any distribution level required for vesting under paragraphs 1 or 2 above shall be proportionately reduced or increased for any split or reverse split, respectively, of the Units, or any event or transaction having similar effect.

333 Clay Street, Suite 1600  •  Houston, Texas  77002  •  713/646-4100 or 800-564-3036

5.               Subject to the further provisions of this Agreement, your DERs shall vest (become payable in cash) as follows: (i) one-third shall vest upon and effective with the date on which the Partnership pays a quarterly distribution of at least $0.975 per unit, (ii) one-third shall vest upon and effective with the date on which the Partnership pays a quarterly distribution of at least $1.0125 per unit, and (iii) one-third shall vest upon and effective with the date on which the Partnership pays a quarterly distribution of at least $1.05 per unit.

6.               Your DERs shall not accrue payments prior to vesting.

7.               Upon vesting of any Phantom Units, an equivalent number of DERs will expire.  Any such DERs that are vested prior to, or that would vest as of, the Distribution Date on which the Phantom Units vest, shall be payable on such Distribution Date prior to their expiration.

8.               In the event of the termination of your employment with the Company and its Affiliates (other than in connection with a Change in Status or by reason of your death or “disability,” as defined in paragraph 7 below), all of your then outstanding DERs (regardless of vesting) and Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than a Termination for Cause: (i) any unvested Phantom Units that have satisfied all vesting criteria as of the date of termination but for the passage of time shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date; (ii) any DERs associated with the unvested, nonforfeitable Phantom Units described in clause (i) shall not be forfeited on the date of termination, but shall be payable and shall expire in accordance with paragraph 5 above; and (iii) any unvested Phantom Units that have satisfied none of the vesting criteria as of the date of termination, and any tandem DERs (regardless of vesting) associated with such Phantom Units, shall automatically be forfeited as of the date of termination.

9.               In the event of termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), your then outstanding Phantom Units and tandem DERs shall not be forfeited on such date, and (i) such DERs shall vest in accordance with paragraph 2 above and expire in accordance with paragraph 1 or paragraph 5 above, as applicable, and  (ii) such Phantom Units shall vest or expire in accordance with paragraph 1 above; provided, however, that such vesting of Phantom Units shall occur either (x) on the date the Partnership pays the quarterly distribution specified in clause (i), (ii) or (iii) of paragraph 1 (and in the proportion indicated therein) without regard to any requirement for further passage of time or (y) if the relevant quarterly distribution has been paid prior to the date of termination, on the next following Distribution Date.

As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 7, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

10.         In the event of a Change in Status, all of your then outstanding Phantom Units and tandem DERs shall be deemed 100% non-forfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date.

11.         Upon payment pursuant to a DER, you agree that the Company may withhold any taxes due from your compensation as required by law.  Upon vesting of a Phantom Unit, you agree that the Company may withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.

As used herein, the phrase “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day). “Market Value” means the average of the closing sales prices for a Common Unit on the New York Stock Exchange for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership.

The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), or (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities, (ii) any material reduction in your base salary or (iii) any other action or inaction that constitutes a material breach of this agreement by the Company.  A termination by you shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i),(ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition and (2) the Company fails to remedy the condition within the 30-day period following such notice. As used herein, a termination of the Employee’s employment means a “separation from service,” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events:  (i) the Company ceasing to retain direct or indirect control of the general partner of the Partnership, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Partnership or the Company to any Person and/or its Affiliates, other than to the Partnership or the Company, including any employee benefit plan thereof; (iii) a consolidation, reorganization, merger or any other similar transaction involving (a) a Person other than the Partnership or the Company and (b) the Partnership, the Company or both, (iv) the Persons who own membership interests in the Company on the date hereof cease to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company, or (v) any Person, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming after the date hereof the beneficial owner, directly or indirectly, of more than 49.9% of the membership interest in the Company.  Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred in connection with a restructuring or reorganization related to a securitization and sale to the public of direct or indirect equity interests in the general partner if (x) the Company retains direct or indirect control over the general partner and (y) the Persons who own membership interests in the Company on the date hereof continue to beneficially own, directly or indirectly, more than 50% of the membership interest in the Company.

The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform your job function in accordance with standards described to you in writing, or (ii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in each case, with the specific failure or violation described to you in writing.

The “Company” refers to Plains All American GP LLC.  The “Partnership” refers to Plains All American Pipeline, L.P.

Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Third Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., as amended (the “Partnership Agreement”). By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan.  Copies of the Plan and the Partnership Agreement are available upon request.

In order for this grant to be effective you must designate a beneficiary that will be entitled to receive any benefits payable under this grant in the event of your death.  Unless you indicate otherwise by checking the appropriate box the named beneficiaries on this form will serve as your beneficiaries for all previous LTIP grants.  Please execute and return a copy of this grant letter to me and retain a copy for your records.

PLAINS ALL AMERICAN PIPELINE, L.P.

By: PAA GP LLC
By: PLAINS AAP, L.P.

By: PLAINS ALL AMERICAN GP LLC

By:
Name:	Tim Moore
Title:	Vice President & General Counsel

Beneficiary Designation

Primary Beneficiary Name	Relationship	Percent (Must total 100%)

Secondary Beneficiary Name	Relationship	Percent (Must total 100%)

☐ Check this box only if designation does not apply to prior grants

Grantee Name

No. of Units:

Dated: